April 2008 Amendment No. 1 dated April 15, 2008 to Preliminary Terms No. 584 Registration Statement No. 333-131266 Dated March 26, 2008 Filed pursuant to Rule 433
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Commodities

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Commodity-Linked Capital Protected Notes provide investors with exposure to a wide variety of individual commodities and commodity indices with no downside risk to the initial investment if held to maturity.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and uncapped upside exposure to the underlying commodities and/or commodity indices.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	April , 2008
Original issue date:	April , 2008 (5 business days after the pricing date)
Maturity date:	July 5, 2013
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
Coal – API (“coal”)	API21MON	15%
West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	15%
High Grade Primary Aluminum (“aluminum”)	LOAHDY	12.5%
Copper – Grade A (“copper”)	LOCADY	12.5%
S&P GSCI Livestock Index – ER (“livestock index”)	SPGSLVP	10%
Gold (“gold”)	GOLDLNPM	7.5%
Platinum (“platinum”)	PLTMLNPM	7.5%
Corn – CBOT (“corn”)	C 1	5%
Soybeans – CBOT (“soybeans”)	S 1	5%
Soybean Meal – CBOT (“soymeal”)	SM1	5%
Wheat – CBOT (“wheat”)	W 1	5%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final average commodity price of each basket commodity will be determined based on the prices published by the relevant exchange or the commodity publisher, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day:
aluminum and copper: the official cash offer price per ton (each as stated in U.S. dollars)
coal: the published price per ton (as stated in U.S. dollars)
corn, soybeans, and wheat: the official settlement price per bushel (each as stated in U.S. cents)
soymeal: the official settlement price per ton (as stated in U.S. dollars)
gold and platinum: the afternoon fixing price per troy ounce (each as stated in U.S. dollars)
livestock index: the official settlement price of the livestock index (as stated in U.S. dollars)
WTI crude oil: the official settlement price per barrel (as stated in U.S. dollars)
For full descriptions please see “Fact Sheet – Commodity price” on page 5 of these preliminary terms.

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
With respect to each basket commodity, each trading day during the period from and including June 7, 2013 through and including June 28, 2013 on which there is no market disruption event with respect to such basket commodity.

CUSIP:	6174465F2
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.50%	97.50%
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0607001

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Investment Overview

The Commodity-Linked Capital Protected Notes due July 5, 2013 (the “notes”), provide investors with an opportunity to gain direct exposure to a basket of commodities with no downside risk to their initial investment if the notes are held to maturity.

At maturity, the notes will pay the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a basket of ten commodities and a commodity Index (the “basket”) over the term of the notes, as measured over the specified determination dates.  The supplemental redemption amount provides 1:1 upside participation (e.g. a 10% appreciation of the basket will return 100% of principal plus 10% at maturity).  If the basket has depreciated or has not appreciated, the investment will return par at maturity.  The notes do not pay interest.

Maturity:	5 years, 2 months
Protection at maturity:	100%
Interest:	None
Payment at maturity:	(i) If the basket performance is greater than zero Þ 100% of the basket performance (ii) If the basket performance is less than or equal to zero Þ par

Basket Overview

Basket Commodity Information as of March 19, 2008
	Bloomberg Ticker Symbol	Current Price	52 Weeks Ago	52 Week High	52 Week Low
aluminum	LOAHDY	$2,862.00	$2,840.00	$3,175.00	$2,316.50
coal	API21MON	$139.80	$70.60	$148.30	$70.30
copper	LOCADY	$8,210.50	$6,630.00	$8,881.00	$6,272.50
corn	C 1	527.25¢	398.00¢	564.00¢	310.00¢
gold	GOLDLNPM	$958.50	$655.00	$1,011.25	$642.10
livestock index	SPGSLVP	$285.14	$381.22	$397.97	$284.87
platinum	PLTMLNPM	$1,890.00	$1,226.00	$2,273.00	$1,226.00
soybeans	S 1	1,257.00¢	759.50¢	1,544.50¢	709.75¢
soymeal	SM1	$310.70	$219.50	$377.00	$190.90
WTI crude oil	CL1	$104.48	$56.59	$110.33	$56.59
wheat	W 1	1,074.00¢	455.00¢	1,280.00¢	419.00¢

Basket Historical Performance January 19, 2005 to March 19, 2008

The graph illustrates the effect of any offset and/or correlation among the basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the notes nor does the graph take into account the averaging of the commodity prices over the determination dates which will occur when we calculate the basket performance at maturity. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

April 2008	Page 2

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Key Investment Rationale

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities or those concerned about the risks associated with investing directly in commodities can use the notes to gain exposure to the basket of commodities while protecting 100% of their principal at maturity.

Protect Principal	▪	100% principal protection at maturity regardless of the performance of the basket
Access	▪	Exposure to a diversified basket of ten physical commodities (aluminum, coal, copper, corn, gold, platinum, soybeans, soymeal, WTI crude oil and wheat) and a commodity index (the livestock index)
	▪	Portfolio diversification from traditional fixed income / equity investments
Uncapped Participation	▪	There is no maximum payment on the notes. Investors will receive 100% of any appreciation in the value of the basket

Summary of Selected Key Risks (see page 11)

▪	No interest payments / possibility of no return

▪	The notes will not be listed, secondary trading may be limited and you could receive less than the stated principal amount per note if you try to sell your notes prior to maturity

▪	Market prices of the notes will be influenced by many unpredictable factors

▪	Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

▪	Specific commodity prices are affected by numerous factors specific to each market

▪	Changes in the value of one or more of the basket commodities may offset each other

▪	Payout at maturity based on weighted average of prices of commodities as measured on the determination dates

▪
Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the notes There are risks relating to the trading of metals on the London Metal Exchange

▪	There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market

▪	Inclusion of commissions / projected profit from hedging is likely to adversely affect secondary market prices

▪	Credit risk to Morgan Stanley

▪	Economic interests of the calculation agent may be potentially adverse to investors

▪	Hedging and trading activity could adversely affect the prices of the basket commodities

Suitability

The notes may be suitable for investors who:

▪	Do not require current income / coupon payments

▪	Are capable of understanding the complexities / risks specific to the notes, and specifically, the basket commodities

▪	Are willing to receive no return on the notes should the basket depreciate or not appreciate

April 2008	Page 3

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket performance is positive.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
April , 2008	April , 2008 (5 business days after the pricing date)	July 5, 2013
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate Information” on page 7)
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
Coal – API (“coal”)	API21MON	15%
West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	15%
High Grade Primary Aluminum (“aluminum”)	LOAHDY	12.5%
Copper – Grade A (“copper”)	LOCADY	12.5%
S&P GSCI Livestock Index – ER (“livestock index”)	SPGSLVP	10%
Gold (“gold”)	GOLDLNPM	7.5%
Platinum (“platinum”)	PLTMLNPM	7.5%
Corn – CBOT (“corn”)	C 1	5%
Soybeans – CBOT (“soybeans”)	S 1	5%
Soybean Meal – CBOT (“soymeal”)	SM1	5%
Wheat – CBOT (“wheat”)	W 1	5%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final average commodity price of each basket commodity will be determined based on the prices published by the relevant exchange or the commodity publisher, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.
A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting

April 2008	Page 4

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Commodity price:
For any trading day:
aluminum:  the official cash offer price per ton of high grade Primary Aluminium on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange coal:  the published price per ton of steam coal, 6,000 kcal/kg, up to 1% sulphur NAR basis, cif ARA of the current month forward contract, stated in U.S. dollars, as published under the heading “Daily forward curves: API 2: (6,000kc NAR CIF ARA)” under the column “Average” in the issue of McCloskey’s Coal Report that reports prices effective on such trading day.
copper:  the official cash offer price per ton of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange corn:  the official settlement price per bushel of deliverable grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract) stated in U.S. cents, as made public by the relevant exchange gold:  the afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market livestock index: the official settlement price of the livestock index platinum:  The afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM soybeans:  the official settlement price per bushel of deliverable grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange soymeal: the official settlement price per ton of deliverable grade soybean meal on the relevant exchange of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. dollars, and as made public by the relevant exchange
WTI crude oil:  the official settlement price per barrel of the first nearby month futures contract per barrel of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such trading day wheat:  the official settlement price per bushel of deliverable grade wheat on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.

If any initial commodity price as finally determined by the relevant exchange, the commodity publisher or its successor differs from any initial commodity price specified in these preliminary terms, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
With respect to each basket commodity, each trading day during the period from and including June 7, 2013 through and including June 28, 2013 on which there is no market disruption event with respect to such basket commodity.

Relevant exchange:
aluminum and copper:  the London Metal Exchange (the “LME”)
corn, soybeans, soymeal and wheat:  the Chicago Board of Trade (the “CBOT”)
gold:  the London Bullion Market Association (the “LBMA”)
platinum:  the London Platinum and Palladium Market (the “LPPM”)
WTI crude oil:  the NYMEX Division, or its successor, of the New York Mercantile Exchange

Commodity publisher:	coal: McCloskey’s Coal Report
Index publisher:	livestock index: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
Call right:	The notes are not callable prior to the maturity date.

April 2008	Page 5

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174465F2
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income. If the notes were priced on March 20, 2008, the “comparable yield” would be a  rate of 3.8387% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,217.7765 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$6.3978	$6.3978
July 1, 2008 through December 31, 2008	$19.3163	$25.7141
January 1, 2009 through June 30, 2009	$19.6870	$45.4011
July 1, 2009 through December 31, 2009	$20.0649	$65.4660
January 1, 2010 through June 30, 2010	$20.4500	$85.9160
July 1, 2010 through December 31, 2010	$20.8425	$106.7585
January 1, 2011 through June 30, 2011	$21.2426	$128.0011
July 1, 2011 through December 31, 2011	$21.6503	$149.6514
January 1, 2012 through June 30, 2012	$22.0658	$171.7172
July 1, 2012 through December 31, 2012	$22.4894	$194.2066
January 1, 2013 through June 30, 2013	$22.9210	$217.1276
July 1, 2013 through the Maturity Date	$0.6489	$217.7765

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

April 2008	Page 6

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.50%	<$999K
99.50%	2.00%	$1MM-$2.99MM
99.25%	1.75%	$3MM-$4.99MM
99.00%	1.50%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2008	Page 7

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount.

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 100%
Less than or equal to zero	$0. Investors will only receive $1,000 at maturity.

Note:

As there is no cap on upside participation, there is no maximum payment on the notes.  Investors will receive 100% of any appreciation in the value of the basket.

If the basket performance at maturity is zero or negative, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

April 2008	Page 8

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are examples of how to calculate the payment at maturity.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Average Commodity Price
coal	15%	$139.80	$153.78
WTI crude oil	15%	$104.48	$114.928
aluminum	12.5%	$2,862.00	$3,148.20
copper	12.5%	$8,210.50	$9,031.55
livestock index	10%	$285.14	$313.654
gold	7.5%	$958.50	$1,054.35
platinum	7.5%	$1,890	$2,079
corn	5%	527.25¢	579.975¢
soybeans	5%	1,257.00¢	1,382.70¢
soymeal	5%	$310.70	$341.77
wheat	5%	1,074.00¢	1,181.40¢

Basket Performance = Sum of Commodity Performance Values
[(final average coal price – initial coal price) / initial coal price]  x  10%; plus
[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  10%; plus
[(final average aluminum price – initial aluminum price) / initial aluminum price]  x  10%; plus
[(final average copper price – initial copper price) / initial copper price]  x  10%; plus
[(final average livestock index price – initial livestock index price) / initial livestock index price]  x  10%; plus
[(final average gold price – initial gold price) / initial gold price]  x  10%; plus
[(final average platinum price – initial platinum price) / initial platinum price]  x  10%; plus
[(final average corn price – initial corn price) / initial corn price]  x  10%; plus
 [(final average soybeans price – initial soybeans price) / initial soybeans price]  x  10%; plus
[(final average soymeal price – initial soymeal price) / initial soymeal price]  x  10%; plus
[(final average wheat price – initial wheat price) / initial wheat price]  x  10%

So, using the hypothetical prices above,
[($153.78 – $139.80) / $139.80] x 15%  = 1.5%; plus
[($114.928 – $104.48) / $104.48] x 15%  = 1.5%; plus
[($3,148.20 – $2,862.00) / $2,862.00] x 12.5%  = 1.25%; plus
[($9,031.55 – $8,210.50) / $8,210.50] x 12.5%  = 1.25%; plus
[($313.654 – $285.14) / $285.14] x 10%  = 1%; plus
[($1,054.35 – $958.50) / $958.50] x 7.5%  = 0.75%; plus
[($2,079 – $1,890) / $1,890] x 7.5%  = 0.75%; plus
[(579.975¢ – 527.25¢) / 527.25¢] x 5%  = 0.5%; plus
[(1,382.70¢ – 1,257.00¢) / 1,257.00¢] x 5%  = 0.5%; plus
[($341.77 – $310.70) / $310.70] x 5%  = 0.5%; plus
[(1,181.40¢ – 1,074.00¢) / 1,074.00¢] x 5%  = 0.5%

basket performance   =   10%

April 2008	Page 9

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

EXAMPLE #1: Basket performance is positive

Hypothetical basket performance = 10%

Participation rate = 100%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
coal	15%	10%	1.5%
WTI crude oil	15%	10%	1.5%
aluminum	12.5%	10%	1.25%
copper	12.5%	10%	1.25%
livestock index	10%	10%	1.0%
gold	7.5%	10%	0.75%
platinum	7.5%	10%	0.75%
corn	5%	10%	0.5%
soybeans	5%	10%	0.5%
soymeal	5%	10%	0.5%
wheat	5%	10%	0.5%
		Basket Performance =	10%

Supplemental redemption amount = $1,000 x 10% x 100% = $100

The total payment at maturity per note will equal $1,100, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $100.

EXAMPLE #2:  Basket performance is 0% or negative

Hypothetical basket performance = -0.75%

Participation rate = 100%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
coal	15%	-25%	-3.75%
WTI crude oil	15%	-25%	-3.75%
aluminum	12.5%	10%	1.25%
copper	12.5%	10%	1.25%
livestock index	10%	10%	0.75%
gold	7.5%	10%	0.75%
platinum	7.5%	10%	0.75%
corn	5%	10%	0.5%
soybeans	5%	10%	0.5%
soymeal	5%	10%	0.5%
wheat	5%	10%	0.5%
		Basket Performance =	-0.75%

Supplemental redemption amount = $1,000 x -0.75% (less than zero) x 100% = $0

In this example, the final average prices of nine of the basket commodities—aluminum, copper, corn, gold, the livestock index, platinum, soybeans, soymeal and wheat (with a combined weighting of 70% of the basket)—are higher than their respective initial prices by 10%, but the final average prices of two other basket commodities— coal and WTI crude oil (with a combined weighting of 30% of the basket)—are each lower than their respective initial prices by 25%.  Accordingly, although nine of the basket commodities have positive performance values and only two have negative performance values, the basket performance is less than zero.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 stated principal amount.

April 2008	Page 10

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

▪
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

▪
Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices for commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the prices of the basket commodities and may cause the prices of basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

▪
Specific commodities prices are affected by numerous factors specific to each market.  For more information on aluminum, copper, gold, platinum and WTI crude oil, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

o
Coal: The price of coal is affected by the global demand for and supply of coal. Due to the importance of coal in the generation of electricity and the production of iron and steel, the electric and steel industries account for a significant percentage of coal demand. Nuclear power, natural gas, hydro-electric power, wind and solar power and crude oil can be used as substitutes for coal, and the availability and price of each of these alternative energy sources also affects demand for coal. Government regulations regarding air pollution affect the demand for coal, and, specifically, the demand for specific types of coal, by limiting the amount of sulfur dioxide which may be emitted during the use of coal. Other factors that affect the price of coal include weather patterns, discoveries of new coal deposits, labor and equipment costs, environmental, health and safety and other

April 2008	Page 11

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

government regulations, including the regulation of mines, government subsidies and tax incentives, and transportation disruptions.

o
Corn:  The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

o
Livestock index.  The livestock index is a global production weighted index of certain livestock commodities in the world economy, which include live cattle, feeder cattle and lean hogs.  Global livestock commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for livestock commodities are affected by governmental programs and policies regarding food safety and livestock, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect livestock commodity prices such as weather, disease and natural disasters.  Demand for livestock commodities, has generally increased with worldwide growth and prosperity.

o
Soybeans:  The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

o
Soymeal: The price of soymeal is primarily affected by the global demand for and supply of soymeal, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Soymeal is used primarily as an animal feed ingredient and therefore demand for soymeal is significantly influenced by the level of global livestock production.  Soymeal production is dominated by the United States, China, Brazil, Argentina and India.  Governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally, in these countries could affect the supply and price of soymeal.  Extrinsic factors also affect soymeal prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.

o
Wheat:  Wheat is a grain commodity.  Grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.  Such alternative uses may be dependant on governmental action, such as subsidies or tariffs and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grain could also impact the price of grain.

▪
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

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Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

▪
The final average commodity price of each basket commodity is determined on multiple determination dates.  The final average commodity price for each basket commodity is equal to the arithmetic average of the prices of the relevant basket commodity on each of the determination dates.  Due to the multiple determination dates, increases in the price of any basket commodity on one or more determination dates may be partially or entirely offset by decreases in the price of such basket commodity on other determination dates.  Even if one or more basket commodities has increased substantially on the final determination date, the final average commodity price for such basket commodity may not be higher than the initial price and, accordingly, you may not receive at maturity an amount greater than the stated principal amount for each note you hold.

▪
Suspension or disruptions of the market trading in the basket commodities may adversely affect the value of the notes.  The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the values of the basket commodities and, therefore, the value of the notes.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of aluminum and copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any averaging date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and copper, and consequently the payment at maturity could be adversely affected.

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There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market.  Gold is traded on the London Bullion Market which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of certain underlying commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold) and the LPPM (in the case of platinum).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCG, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could potentially increase the initial commodity prices for the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the determination dates before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

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Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Historical Information

The following tables set forth the published high, low and end-of-quarter prices of each of the basket commodities for each quarter in the period from January 1, 2003 through March 19, 2008, (or, in the case of coal, January 19, 2005 through March 19, 2008).  The related graphs set forth the prices for each of the basket commodities in the same respective periods.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

Aluminum (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter	2,791.00	2,316.50	2,440.00
Fourth Quarter	2,582.00	2,335.50	2,350.50
2008
First Quarter (through March 19, 2008)	3,175.00	2,359.00	2,862.00

Daily Official Cash Offer Prices of Aluminum January 1, 2003 to March 19, 2008

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Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Coal (in U.S. dollars)	High	Low	Period End
2005
First Quarter (beginning January 19, 2005)	67.65	63.10	66.60
Second Quarter	68.05	60.43	61.73
Third Quarter	63.25	54.10	54.55
Fourth Quarter	55.15	50.78	52.48
2006
First Quarter	66.90	53.25	65.18
Second Quarter	64.23	58.85	60.68
Third Quarter	71.35	60.30	65.55
Fourth Quarter	68.75	63.20	68.05
2007
First Quarter	72.15	66.20	72.15
Second Quarter	81.58	70.30	78.00
Third Quarter	104.03	75.25	104.03
Fourth Quarter	129.68	102.00	127.05
2008
First Quarter (through March 19, 2008)	148.30	127.30	139.80

Daily Published Prices of Coal January 19, 2005 to March 19, 2008

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Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Copper (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter (through March 19, 2008)	8,881.00	6,666.00	8,210.50

Daily Official Cash Offer Prices of Copper January 1, 2003 to March 19, 2008

April 2008	Page 17

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Corn (in U.S. cents)	High	Low	Period End
2003
First Quarter	245.25	227.75	236.50
Second Quarter	256.00	228.50	228.50
Third Quarter	242.50	205.50	220.25
Fourth Quarter	254.75	213.75	246.00
2004
First Quarter	320.00	250.00	320.00
Second Quarter	330.50	257.50	257.50
Third Quarter	257.50	205.25	205.50
Fourth Quarter	207.50	191.50	204.75
2005
First Quarter	228.50	194.75	213.00
Second Quarter	235.50	195.25	212.25
Third Quarter	260.00	195.00	205.50
Fourth Quarter	216.25	186.25	215.75
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	264.00	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter (through March 19, 2008)	564.00	462.50	527.25

Daily Official Settlement Prices of Corn January 1, 2003 to March 19, 2008

April 2008	Page 18

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Gold (in U.S. dollars)	High	Low	Period End
2003
First Quarter	382.10	329.45	334.85
Second Quarter	371.40	319.90	346.00
Third Quarter	390.70	342.50	388.00
Fourth Quarter	416.25	370.25	416.25
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter (through March 19, 2008)	1,011.25	846.75	958.50

Daily Afternoon Fixing Prices of Gold January 1, 2003 to March 19, 2008

April 2008	Page 19

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Livestock Index (in U.S. dollars)	High	Low	Period End
2003
First Quarter	348.66	309.84	312.75
Second Quarter	342.23	309.77	331.55
Third Quarter	385.15	330.81	373.84
Fourth Quarter	414.36	337.35	337.35
2004
First Quarter	384.89	338.83	384.89
Second Quarter	432.97	378.24	417.96
Third Quarter	431.35	395.36	413.94
Fourth Quarter	427.38	402.92	417.46
2005
First Quarter	432.03	407.97	420.08
Second Quarter	424.03	378.47	378.85
Third Quarter	411.24	372.53	411.15
Fourth Quarter	426.05	402.48	418.32
2006
First Quarter	417.14	344.29	344.29
Second Quarter	388.87	337.91	384.00
Third Quarter	407.77	368.61	383.28
Fourth Quarter	389.16	362.15	371.83
2007
First Quarter	395.95	365.11	383.47
Second Quarter	389.40	363.73	367.97
Third Quarter	397.97	361.64	361.64
Fourth Quarter	354.00	323.29	324.72
2008
First Quarter (through March 19, 2008)	323.56	284.87	285.14

Daily Official Settlement Prices of the Livestock Index January 1, 2003 to March 19, 2008

April 2008	Page 20

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Platinum (in U.S. dollars)	High	Low	Period End
2003
First Quarter	704.00	603.00	642.00
Second Quarter	685.00	603.00	667.00
Third Quarter	714.00	665.00	710.00
Fourth Quarter	840.00	710.00	813.00
2004
First Quarter	917.00	815.50	903.00
Second Quarter	936.00	767.00	793.00
Third Quarter	885.00	776.00	854.00
Fourth Quarter	884.00	821.50	859.00
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	982.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter (through March 19, 2008)	2,273.00	1,531.00	1,890.00

Daily Afternoon Fixing Prices of Platinum January 1, 2003 to March 19, 2008

April 2008	Page 21

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Soybeans (in U.S. cents)	High	Low	Period End
2003
First Quarter	589.50	549.00	574.50
Second Quarter	648.75	573.75	621.25
Third Quarter	683.25	532.50	677.25
Fourth Quarter	800.00	678.00	789.00
2004
First Quarter	1,055.75	787.50	995.00
Second Quarter	1,053.50	806.00	893.00
Third Quarter	979.50	560.00	560.00
Fourth Quarter	561.25	520.75	547.75
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter (through March 19, 2008)	1,544.50	1,189.50	1,257.00

Daily Official Settlement Prices of Soybeans January 1, 2003 to March 19, 2008

April 2008	Page 22

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Soymeal (in U.S. dollars)	High	Low	Period End
2003
First Quarter	181.70	157.20	171.90
Second Quarter	199.20	170.90	190.80
Third Quarter	211.50	164.10	199.80
Fourth Quarter	255.50	197.70	241.90
2004
First Quarter	325.50	237.00	314.30
Second Quarter	336.00	254.50	297.50
Third Quarter	344.70	156.20	156.20
Fourth Quarter	166.00	147.00	162.60
2005
First Quarter	202.20	148.80	187.00
Second Quarter	232.40	183.20	207.00
Third Quarter	230.00	167.10	167.20
Fourth Quarter	203.80	162.80	197.30
2006
First Quarter	198.20	171.80	174.60
Second Quarter	185.40	168.40	174.60
Third Quarter	175.70	156.10	161.90
Fourth Quarter	201.00	160.40	191.90
2007
First Quarter	231.40	186.60	211.80
Second Quarter	237.80	190.90	229.20
Third Quarter	282.80	212.90	276.30
Fourth Quarter	337.70	254.70	331.50
2008
First Quarter (through March 19, 2008)	377.00	310.70	310.70

Daily Official Settlement Prices of Soymeal January 1, 2003 to March 19, 2008

April 2008	Page 23

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

WTI Crude Oil (in U.S. dollars)	High	Low	Period End
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter	98.18	79.02	95.98
2008
First Quarter (through March 19, 2008)	110.33	86.99	104.48

Daily Official Settlement Prices of WTI Crude Oil January 1, 2003 to March 19, 2008

April 2008	Page 24

Commodity-Linked Capital Protected Notes due July 5, 2013
Based on the Performance of a Basket of Ten Commodities and a Commodity Index

Wheat (in U.S. cents)	High	Low	Period End
2003
First Quarter	337.00	279.25	286.75
Second Quarter	338.75	275.50	301.75
Third Quarter	383.50	298.25	360.25
Fourth Quarter	405.75	325.50	377.00
2004
First Quarter	422.75	355.00	408.00
Second Quarter	416.50	337.50	338.00
Third Quarter	341.00	299.50	306.75
Fourth Quarter	322.25	283.50	307.50
2005
First Quarter	368.00	287.75	331.00
Second Quarter	339.50	296.50	321.50
Third Quarter	352.25	301.50	346.25
Fourth Quarter	348.75	293.00	339.25
2006
First Quarter	376.00	322.50	347.75
Second Quarter	426.25	342.00	371.50
Third Quarter	445.50	359.75	443.00
Fourth Quarter	542.50	439.50	501.00
2007
First Quarter	489.50	438.00	438.00
Second Quarter	609.00	419.00	582.00
Third Quarter	939.00	569.50	939.00
Fourth Quarter	973.50	748.00	885.00
2008
First Quarter (through March 19, 2008)	1,280.00	882.50	1,074.00

Daily Official Settlement Prices of Wheat January 1, 2003 to March 19, 2008

April 2008	Page 25